Exhibit 99.1

News Release
Babcock & Wilcox Enterprises Reports Second Quarter 2024 Results, Earnings Growth Driven By Strong Operating Performance

•Revenue of $233.6 million, Net Income of $25.4 million, and Operating Income of $42.2 million, which exceeded expectations
•Adjusted EBITDA of $23.3 million, $24.6 million excluding BrightLoopTM and ClimateBrightTM expenses, ahead of expectations
•Reiterate Full Year 2024 Adjusted EBITDA target range of $105.0 million to $115.0 million, excluding BrightLoop and ClimateBright expenses
•Improved balance sheet and liquidity through sale of B&W's Denmark renewable service subsidiary for net cash proceeds of $83.5 million
•Announced backlog of $472.4 million and implied backlog of $757.8 million in project opportunities
•Announced total YTD bookings of $383.1 million and implied bookings of $668.5 million, a 71% increase compared to the first half of 2023
•Achieved annualized cost savings of approximately $25.0 million to date related to strategic business realignment progressing toward stated target of over $30.0 million

Q2 2024 Continuing Operations Financial Highlights

–Revenue of $233.6 million, which was lower compared to the second quarter of 2023, as anticipated, primarily due to our strategic shift away from lower-margin new build projects and timing of a large U.S. construction project
–Operating income of $42.2 million, including the gain related to the sale of B&W's Denmark renewable service subsidiary, compared to $12.4 million in the second quarter of 2023
–Net income of $25.2 million, compared $0.6 million in the second quarter of 2023
–Earnings per share of $0.24, compared to a loss per share of $0.04 in the second quarter of 2023

(AKRON, Ohio – August 8, 2024) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the second quarter of 2024.

"Our results in the second quarter reflect the increased demand for our diverse portfolio of technologies that support the generation of efficient and sustainable energy no matter the fuel source, and we believe that we are well positioned to capitalize on the continued growth in natural gas conversions, environmental solutions, carbon capture and new clean energy opportunities with utility and industrial customers. We also are excited about the advancement of our new technologies, including continuing to invest in several BrightLoop™ projects for the net negative production of hydrogen utilizing solid fuels, and we anticipate new bookings this year in both hydrogen generation and carbon capture projects as we further support the world’s energy transition," commented Kenneth Young, B&W’s Chairman and Chief Executive Officer.

“We have improved margins with lower revenues in our core business, through a more selective market approach of targeting higher-value projects and opportunities. We also generated strong operating results during the second quarter, highlighted by Adjusted EBITDA that exceeded our expectations and we believe positions us well to achieve our full-year Adjusted EBITDA targets,” Young continued. “During the quarter, we completed the sale of a Denmark-based subsidiary, which improved our balance sheet and demonstrated our ability to execute against our stated strategy to sell certain non-strategic businesses. We also remain in negotiations related to the sale of other non-strategic assets, subject to due diligence and continuing negotiations. Looking ahead, we remain focused on strengthening our balance sheet, improving liquidity and strategically investing in future growth.”

“Based on the combination of robust customer activity and stronger than expected Adjusted EBITDA for the second quarter, we are reiterating our full-year Adjusted EBITDA guidance to a range of $105 million to $115 million, excluding BrightLoopTM and ClimateBrightTM expenses,” Young said.

“As we look to the second half of 2024, we expect operating momentum driven by our Thermal and Environmental segments to continue, especially in the fourth quarter which historically is a seasonally strong period for B&W’s businesses, with increased services and project schedules from our customers," Young said. "Our global pipeline of over $9 billion in identified project opportunities remains healthy across all business segments, and we anticipate prospects for new bookings and stronger financial performance throughout the second half of 2024. We remain intently focused on our balance sheet and expect additional sales of non-strategic businesses to drive further improvements in our cash, liquidity and leverage ratio positions.”

Q2 2024 Continuing Operations Financial Summary

Revenues in the second quarter of 2024 were $233.6 million a decline compared to the second quarter of 2023, primarily attributable to the timing of one U.S. construction project completed in 2023 and to our strategic approach of reducing reliance on lower-margin projects. Income in the second quarter of 2024 was $25.2 million, compared to $0.6 million in the second quarter of 2023. Earnings per common share in the second quarter of 2024 were $0.24 compared to a loss per common share of $0.04 in the second quarter of 2023. Operating income in the second quarter of 2024 was $42.2 million, including the gain related to the sale of B&W's Denmark renewable service subsidiary, compared to operating income of $12.4 million in the second quarter of 2023. Adjusted EBITDA was $23.3 million, a decrease compared to $26.1 million in the second quarter of 2023, primarily due to the completion of a large U.S. construction project in 2023. Implied bookings in the second quarter of 2024 were $193.0 million. Ending implied backlog was $757.8 million, an increase of 51% compared to implied backlog at the end of the second quarter of 2023. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net income, the most directly comparable GAAP measure, to Adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $61.0 million for the second quarter of 2024, a decrease compared to $85.2 million in the second quarter of 2023. The decrease is primarily due to the planned reduction of waste-to-energy projects in the current year, which is consistent with our stated strategy. Adjusted EBITDA in the second quarter of 2024 was $7.7 million, an increase of 63% compared to $4.7 million in the second quarter of 2023, primarily due to selling, general and administrative cost saving initiatives related to the restructuring of our Renewable business.

Babcock & Wilcox Environmental segment revenues were $56.2 million in the second quarter of 2024, an increase of 15% compared to $48.7 million in the second quarter of 2023. The increase is primarily driven by growth in our domestic industrial and electrostatic precipitator business in addition to growth in our European environmental business. Adjusted EBITDA in the second quarter of 2024 was $6.7 million, an increase of 99% compared to $3.4 million in the second quarter of 2023, primarily driven by improved margins and higher revenues as described above along with favorable close out of a flue gas treatment project.

Babcock & Wilcox Thermal segment revenues were $120.2 million in the second quarter of 2024, which is in line with company expectations, despite being a decrease compared to $158.0 million in the second quarter of 2023. The revenue decrease is primarily attributable to the completion of a large construction project in the second quarter of 2023. Adjusted EBITDA in the second quarter of 2024 was $13.0 million, a decrease compared to $24.4 million in the second quarter of 2023, also due to the completion of that large construction project. Bookings in Thermal parts and services during the second quarter of 2024 exceeded bookings in the same period in 2023, with total bookings increasing from $89.8 million in 2023 to $111.7 million in 2024.

Liquidity and Balance Sheet

At June 30, 2024, the Company had total debt of $476.8 million and a cash, cash equivalents and restricted cash balance of $202.1 million.

Reducing Cost of Debt

During 2024, we closed the financing of a $150 million revolving credit facility. We expect that the new credit facility will reduce our interest cost by up to $5 million per year based on current interest rates. We also amended our existing Reimbursement Agreement, which included updating certain financial covenants in the agreement.

Impacts of Market Conditions

Management continues to adapt to macroeconomic conditions, including the impacts from inflation, higher interest rates and foreign exchange rate volatility, geopolitical conflicts (including the ongoing conflicts in Ukraine and the Middle East) and global shipping and supply chain disruptions that continued to have an impact during the first six months of 2024. In certain instances, these situations have resulted in cost increases and delays or disruptions that have had, and could continue to have, an adverse impact on our ability to meet customers’ demands. We continue to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supporting our customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore, any anticipated negative financial impact on our operating results cannot be reasonably estimated.

Earnings Call Information

B&W plans to host a conference call and webcast on Thursday, August 8, 2024 at 5 p.m. ET to discuss the Company's second quarter 2024 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 470-1428; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 312135. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

Adjusted EBITDA on a consolidated basis is a non-GAAP metric defined as the sum of the Adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the Adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presents consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. In addition, the Company presents the non-GAAP financial measure of Adjusted EBITDA excluding BrightLoop and ClimateBright. Management believes this measure is useful to investors because of the increasing importance of BrightLoop and ClimateBright to the future growth of the Company. Management uses EBITDA excluding BrightLoop and ClimateBright to assess the Company's performance independent of these technologies.

This release also presents certain targets for the Company's Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs.

Bookings and Backlog

Bookings and backlog are our measure of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies. Implied backlog and implied bookings include projects awarded or under contract but not fully released for performance.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods, and that shorter-term changes in bookings may not necessarily indicate a material trend.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this release are forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,”

“project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things: our financial condition and ability to continue as a going concern; the impact of global macroeconomic conditions, including inflation and volatility in the capital markets; the impact of our divestiture of Babcock & Wilcox Solar Energy, Inc.; risks associated with contractual pricing in our industry; our relationships with customers, subcontractors and other third parties; our ability to comply with our contractual obligations; disruptions at our or manufacturing facilities or a third-party manufacturing facility that we have engaged; the actions or failures of our co-venturers; our ability to implement our growth strategy, including through strategic acquisitions, which we may not successfully consummate or integrate; our evaluation of strategic alternatives for certain businesses and non-strategic assets may not result in a successful transaction; the risks of unexpected adjustments and cancellations in our backlog; professional liability, product liability, warranty and other claims; our ability to compete successfully against current and future competitors; our ability to develop and successfully market new products; the impacts of industry conditions and public health crises; the cyclical nature of the industries in which we operate; changes in the legislative and regulatory environment in which we operate; supply chain issues, including shortages of adequate components; failure to properly estimate customer demand; our ability to comply with the covenants in our debt agreements; our ability to refinance our 8.125% Notes due 2026 and 6.50% Notes due 2026 prior to their maturity; our ability to maintain adequate bonding and letter of credit capacity; impairment of goodwill or other indefinite-lived intangible assets; credit risk; disruptions in, or failures of, our information systems; our ability to comply with privacy and information security laws; our ability to protect our intellectual property and use the intellectual property that we license from third parties; risks related to our international operations, including fluctuations in the value of foreign currencies, global tariffs, sanctions and export controls; could harm our profitability; volatility in the price of our common stock; B. Riley’s significant influence over us; changes in tax rates or tax law; our ability to use net operating loss and certain tax credits; our ability to maintain effective internal control over financial reporting; our ability to attract and retain skilled personnel and senior management; labor problems, including negotiations with labor unions and possible work stoppages; risks associated with our retirement benefit plans; natural disasters or other events beyond our control, such as war, armed conflicts or terrorist attacks; and the other factors specified and set forth under "Risk Factors" in the Company’s periodic reports filed with the Securities and Exchange Commission, including our most recent annual report on Form 10-K.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect actual results. The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises, Inc.
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

# # #

Investor Contact:	Media Contact:
Lou Salamone, CFO	Ryan Cornell
Babcock & Wilcox Enterprises, Inc.	Public Relations
704.625.4944 | investors@babcock.com	Babcock & Wilcox Enterprises, Inc.
330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023		2024	2023
Revenues	$233.6	$291.5		$441.2	$532.8
Costs and expenses:
Cost of operations	179.2	228.4		338.2	417.7
Selling, general and administrative expenses	50.5	49.8		92.0	97.8
Restructuring activities	0.8	1.0		2.3	1.4
Research and development costs	1.2	0.9		2.3	2.2
Gain on sale of business	(40.2)	—		(40.2)	—
(Gain) loss on asset disposals, net	—	(1.0)		—	—
Total costs and expenses	191.4	279.1		394.7	519.1
Operating income	42.2	12.4		46.5	13.7
Other (expense) income:
Interest expense	(12.5)	(11.2)		(25.4)	(23.8)
Interest income	0.3	0.5		0.6	0.6
Loss on debt extinguishment	(1.1)	—		(6.1)	—
Benefit plans, net	0.1	(0.1)		0.2	(0.2)
Foreign exchange	0.5	1.2		(0.8)	0.7
Other income (expense) - net	0.4	(0.3)		0.4	(0.6)
Total other expense	(12.3)	(9.9)		(31.1)	(23.4)
Income (loss) before income tax expense	29.9	2.5		15.4	(9.7)
Income tax expense	4.7	1.9		6.0	2.4
Income (loss) from continuing operations	25.2	0.6		9.4	(12.1)
Income (loss) from discontinued operations, net of tax	0.1	(5.6)		(0.9)	(5.4)
Net income (loss)	25.4	(5.0)		8.6	(17.5)
Net income attributable to non-controlling interest	—	(0.1)	—	(0.1)	(0.1)
Net income (loss) attributable to stockholders	25.3	(5.1)		8.5	(17.6)
Less: Dividend on Series A preferred stock	3.7	3.7		7.4	7.4
Net income (loss) attributable to stockholders of common stock	$21.6	$(8.8)		$1.1	$(25.0)

Basic earnings (loss) per share:
Continuing operations	$0.24	$(0.04)		$0.02	$(0.22)
Discontinued operations	—	(0.06)		(0.01)	(0.06)
Basic earnings (loss) per share	$0.24	$(0.10)		$0.01	$(0.28)

Diluted earnings (loss) per share:
Continuing operations	$0.24	$(0.04)		$0.02	$(0.22)
Discontinued operations	—	(0.06)		(0.01)	(0.06)
Diluted earnings (loss) per share	$0.24	$(0.10)		$0.01	$(0.28)

Shares used in the computation of earnings (loss) per share:
Basic	91.0	88.8		90.3	88.8
Diluted	91.2	88.8		90.3	88.8
(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	June 30, 2024	December 31, 2023
Cash and cash equivalents	$95.5	$65.3
Current restricted cash	75.3	5.7
Accounts receivable – trade, net	125.0	144.0
Accounts receivable – other	25.9	36.2
Contracts in progress	88.6	90.1
Inventories, net	110.3	113.9
Other current assets	25.0	23.9
Current assets held for sale	28.9	18.5
Total current assets	574.6	497.6
Net property, plant and equipment and finance leases	78.2	78.4
Goodwill	83.8	102.0
Intangible assets, net	30.5	45.6
Right-of-use assets	27.6	28.2
Long-term restricted cash	31.3	0.3
Deferred tax assets	2.1	2.1
Other assets	21.0	21.6
Total assets	$849.1	$775.7

Accounts payable	$147.4	$127.5
Accrued employee benefits	11.9	10.8
Advance billings on contracts	63.3	81.1
Accrued warranty expense	6.7	7.6
Financing lease liabilities	1.4	1.4
Operating lease liabilities	3.5	3.9
Other accrued liabilities	53.7	68.1
Loans payable	3.5	6.2
Current liabilities held for sale	42.6	43.6
Total current liabilities	333.9	350.2
Senior notes	339.0	337.9
Loans payable, net of current portion	134.3	35.4
Pension and other postretirement benefit liabilities	168.0	172.9
Finance lease liabilities, net of current portion	25.5	26.2
Operating lease liabilities, net of current portion	25.3	25.4
Deferred tax liability	10.5	13.0
Other non-current liabilities	10.9	15.1
Total liabilities	1,047.5	976.0
Commitments and contingencies
Stockholders' deficit:
Preferred stock, par value 0.01 per share, authorized shares of 20,000; issued and outstanding shares of 7,669 at June 30, 2024 and December 31, 2023	0.1	0.1
Common stock, par value $0.01 per share, authorized shares of 500,000; outstanding shares of 92,010and 89,449 at June 30, 2024 and December 31, 2023, respectively	5.2	5.1
Capital in excess of par value	1,551.0	1,546.3
Treasury stock at cost, 2,154 shares and 2,139 shares at June 30, 2024 and December 31, 2023, respectively	(115.2)	(115.2)
Accumulated deficit	(1,569.9)	(1,570.9)
Accumulated other comprehensive loss	(70.1)	(66.4)
Stockholders' deficit attributable to shareholders	(198.9)	(201.0)
Non-controlling interest	0.6	0.6
Total stockholders' deficit	(198.3)	(200.4)
Total liabilities and stockholders' deficit	$849.1	$775.7

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Six Months Ended June 30,
	2024		2023
Cash flows from operating activities:
Net income (loss) from continuing operations	$9.4		$(12.1)
Loss from discontinued operations, net of tax	(0.9)		(5.4)
Net income (loss)	8.6		(17.5)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of long-lived assets	9.5		11.3
Amortization of deferred financing costs and debt discount	2.5		2.8
Amortization of guaranty fee	1.4		0.5
Non-cash operating lease expense	3.7		3.3
Loss on debt extinguishment	6.1		—
Gain on sale of business	(40.2)		—
Loss on asset disposals	—		0.3
Provision for (benefit from) deferred income taxes	2.5		(1.7)
Prior service cost amortization for pension and postretirement plans	0.5		0.4
Stock-based compensation	2.7		5.6
Foreign exchange	0.8		(0.7)
Changes in operating assets and liabilities:
Accounts receivable - trade, net and other	(7.5)		(10.5)
Contracts in progress	(17.4)		(40.8)
Advance billings on contracts	(15.0)		6.4
Inventories, net	0.5		(15.7)
Income taxes	4.6		(4.3)
Accounts payable	35.3		40.5
Accrued and other current liabilities	(12.0)		3.2
Accrued contract loss	(4.7)		(1.3)
Pension liabilities, accrued postretirement benefits and employee benefits	(2.4)		(4.7)
Other, net	(6.3)		0.6
Net cash used in operating activities	(26.6)		(22.3)

Cash flows from investing activities:
Purchase of property, plant and equipment	(8.0)		(5.6)
Proceeds from sale of business and assets, net	83.5		—
Purchases of available-for-sale securities	(3.2)		(3.9)
Sales and maturities of available-for-sale securities	3.7		5.4
Other, net	(0.2)		—
Net cash provided by (used in) investing activities	75.8	75.8	(4.2)

Cash flows from financing activities:
Borrowings on loan payable	139.0	16.2
Repayments on loan payable	(43.2)	(12.0)
Finance lease payments	(0.7)	(0.6)
Payment of holdback funds from acquisition	(3.0)	—
Payment of preferred stock dividends	(7.4)	(7.4)
Shares of common stock returned to treasury stock	—	(0.1)
Issuance of common stock, net	2.0	—
Debt issuance costs	(5.1)	—
Other, net	(0.1)	(0.3)
Net cash provided by (used in) financing activities	81.6	(4.2)
Effects of exchange rate changes on cash	(0.2)	1.1
Net increase (decrease) in cash, cash equivalents and restricted cash	130.7	(29.6)
Cash, cash equivalents and restricted cash at beginning of period	71.4	113.5
Cash, cash equivalents and restricted cash at end of period	$202.1	$83.9
(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
REVENUES:
Babcock & Wilcox Renewable	$61.0	$85.2	$113.2	$169.3
Babcock & Wilcox Environmental	56.2	48.7	104.6	88.1
Babcock & Wilcox Thermal	120.2	158.0	230.4	277.2
Eliminations	(3.7)	(0.4)	(7.0)	(1.9)
	$233.6	$291.5	$441.2	$532.8

ADJUSTED EBITDA:
Babcock & Wilcox Renewable	$7.7	$4.7	$9.3	$9.0
Babcock & Wilcox Environmental	6.7	3.4	10.1	5.3
Babcock & Wilcox Thermal	13.0	24.4	26.7	38.1
Corporate	(4.0)	(5.5)	(10.0)	(10.6)
Research and development costs	(0.2)	(0.9)	(0.3)	(2.2)
	$23.3	$26.1	$35.8	$39.7

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable	$0.5	$0.5	$0.9	$1.1
Babcock & Wilcox Environmental	0.8	0.8	1.6	1.5
Babcock & Wilcox Thermal	1.1	1.2	2.1	2.2
	$2.3	$2.4	$4.7	$4.8

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$0.6	$0.6	$0.9	$1.5
Babcock & Wilcox Environmental	0.4	0.2	0.9	0.4
Babcock & Wilcox Thermal	1.2	1.8	2.6	3.7
	$2.3	$2.7	$4.3	$5.6

	As of June 30,
BACKLOG:	2024	2023
Babcock & Wilcox Renewable	$90	$143
Babcock & Wilcox Environmental	163	162
Babcock & Wilcox Thermal	205	191
Other/Eliminations	15	(3)
	$472	$493

	As of June 30,
IMPLIED BACKLOG(2):	2024	2023
Babcock & Wilcox Renewable	$90	$143
Babcock & Wilcox Environmental	182	170
Babcock & Wilcox Thermal	471	191
Other/Eliminations	15	(3)
	$758	$501

(1) Figures may not be clerically accurate due to rounding.
(2) Implied backlog is backlog plus projects that are awarded or under contract but not fully released for performance.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(3)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Income (loss) from continuing operations	$25.2	$0.6	$9.4	$(12.1)
Interest expense	12.2	10.7	24.8	23.2
Income tax expense	4.7	1.9	6.0	2.4
Depreciation & amortization	4.6	5.1	9.0	10.4
EBITDA	46.8	18.3	49.2	23.9

Gain on sale of business	(40.2)	—	(40.2)	—
Benefit plans, net	(0.1)	0.1	(0.2)	0.2
Gain on asset sales, net	—	(1.0)	—	—
Stock compensation	1.3	2.3	2.7	5.5
Restructuring activities and business services transition costs	0.8	1.0	2.3	2.0
Settlement and related legal costs	7.4	—	3.3	(2.5)
Loss on debt extinguishment	1.1	—	6.1	—
Product development (1)	1.4	1.0	3.1	2.4
Foreign exchange	(0.5)	(1.2)	0.8	(0.7)
Contract disposal (2)	3.5	2.7	4.1	4.1
Letter of credit fees	2.3	2.0	4.6	3.7
Other - net	(0.4)	0.7	(0.1)	1.1
Adjusted EBITDA	$23.3	$26.1	$35.8	$39.7
Product development (1)	(1.1)	(0.5)	(2.1)	(1.2)
BrightLoopTM and ClimateBrightTM expenses	2.5	1.7	4.2	3.5
Adjusted EBITDA excluding BrightLoopTM and ClimateBrightTM expenses	$24.6	$27.3	$37.9	$42.0

(1) Costs associated with development of commercially viable products that are ready to go to market.
(2) Impacts of the disposal of our O&M contracts has been adjusted in the prior period to ensure uniform presentation with the current period.
(3) Figures may not be clerically accurate due to rounding.